EX-FILING
FEES
CALCULATION OF FILING FEE TABLES
F-3
BANK OF MONTREAL /CAN/
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,050,000,000. The prospectus is a final prospectus for the related offering.